AGREEMENT, dated as of October 7, 2004 (the "Agreement"), by and among Elite Pharmaceuticals, Inc., a Delaware corporation (the "Company") and Atul Mehta, Ph.D ("Mehta"), Mehta Partners, LP, Asha Mehta, Amar Mehta, Atul Mehta c/f Anand Mehta (collectively, the "Mehta Holders" and together with the Company, the "Parties")
          ------------------------------------------------------------

                             INTRODUCTION

      WHEREAS, the Company, through its designees, desires to purchase from the Mehta Holders, and the Mehta Holders desire to sell, any or all shares of capital stock of the Company (including, without limitation, all shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company) owned, as of the date of this Agreement, by the Mehta Holders (the "Stock Purchase"), and

      WHEREAS, the Mehta Holders have agreed to a prohibition on the sale of any Mehta Stock pending the closing of the Stock Purchase, in each case, in accordance with the terms and conditions of this Agreement.

                                    AGREEMENT

      NOW, in consideration of the foregoing, the covenants and obligations set forth below, the parties agree as follows:

      1. Stock Purchase.

            (a) The Mehta Holders hereby represent and warrant to the Company that (i) the Mehta Holders own an aggregate total of 1,362,200 shares of Common Stock as of the date of this Agreement, (ii) such 1,362,200 shares of Common Stock represent all shares of capital stock of the Company owned, as of the date of this Agreement, by the Mehta Holders or any of their affiliates (the "Mehta Stock") (exclusive of any options to purchase shares of Common Stock held by any Mehta Holder), and (iii) at the Closing (as defined below), upon payment of the consideration set forth below, the purchasers of the Mehta Stock shall acquire, and the Mehta Holders shall transfer and convey, good and marketable title to the Mehta Stock, free and clear of any lien, pledge, security interest, claim, charge, option, right of first refusal or first offer, transfer restriction, voting requirement or any other encumbrance, restriction or limitation.

            (b) Upon the conditions set forth below, on or before October 18, 2004 (the "Proposed Closing Date"), the Mehta Holders agree to sell the Mehta Stock to the purchasers designated in writing by the Company no later than October 15, 2004, for a purchase price of $1.25 per share of Mehta Stock (the "Purchase Price"). The closing of the purchase of the Mehta Stock (the "Closing") shall be on a date on or prior to the Proposed Closing Date mutually agree at the offices of Reitler Brown & Rosenblatt LLC, 800 Third Avenue, New York, NY 10022, and payment of the Purchase Price shall be made by (i) wire transfer of immediately available funds to an account set forth on Exhibit B hereto (the "Mehta Account") and/or (ii) delivery of certified checks. The purchase of the Mehta Stock shall be by stock purchase agreements, in substantially the form attached hereto as Exhibit A.

            (c) The Mehta Stock to be purchased from the Mehta Holders at the Closing is follows:

            Mehta Holder:                        Shares of Mehta Stock:
            -------------                        ----------------------

            Atul Mehta                                  1,049,500
            Atul Mehta and Asha Mehta                         100
            Mehta Partners, LP                            200,000
            Asha Mehta                                    100,000
            Amar Mehta                                      6,300
            Atul Mehta C/f Anand Mehta                      6,300
                                                        ---------
                                                        1,362,200

            (d) The Company hereby represents and warrants to the Mehta Holders that the Company has not provided any party purchasing Mehta Stock with any material information regarding the Company, other than the information contained in any registration statement, report and document filed by the Company with the Securities and Exchange Commission.

      2. Release of the Escrow and Payments to Mehta.

            (a) Pursuant to Section 1(f) of the Settlement Agreement and Mutual Release, dated April 21, 2004, between Mehta and the Company (the "Settlement Agreement"), the Company is obligated to pay and reimburse Mehta for health, dental and life insurance premiums and car expense (the "Expenses") incurred by Mehta during the two year period from the date of the Settlement Agreement, in an aggregate amount not to exceed $50,000. The Company has previously reimbursed Mehta at total of $21,328.18. At the Closing, the Company shall reimburse Mehta the remaining $28,671.82 in payment of the expenses to be incurred by Mehta during the remainder of such two year period. Effective upon receipt by Mehta of such payment (i) by wire transfer of immediately available funds to the Mehta Account and/or (ii) delivery of a certified check at the Closing, Mehta and the Company each unconditionally releases the other party from its or their respective obligations under Section 1(f) of the Settlement Agreement for the payment and/or reimbursement of expenses to Mehta.

            (b) The Company shall reimburse Mehta up to $7,500 for legal fees and expenses incurred by Mehta, or to be incurred by Mehta, in connection with this transaction, regardless of whether this transaction shall close. Such payment shall be made on or before the Proposed Closing Date (i) by wire transfer of immediately available funds to the account designated by Mehta on Exhibit C and/or (ii) delivery of a certified check.

            (c) At the Closing, the Company shall reimburse Mehta $12,500 for legal fees and expenses incurred by Mehta in connection with prior negotiations with the Company for the sale of the Mehta Stock, regardless of whether all or only a portion of the Mehta Stock is purchased at such Closing. Such payment shall be made at Closing (i) by wire transfer of immediately available funds to the account designated by Mehta on Exhibit C and/or (ii) delivery of a certified check.

      3. Transfer Restrictions.

            (a) From the date hereof until the Proposed Closing Date (the "Lock-Up Period"), no Mehta Holder may, directly or indirectly, sell, assign, transfer, offer, grant a participation in, mortgage, pledge, hypothecate, create a security interest in or lien upon, encumber, donate, contribute, place in trust, enter into any voting agreement in respect of, or otherwise dispose of any of its, his or her shares of (i) Mehta Stock or (ii) any other shares of capital stock of the Company held by any Mehta Holder (including any shares of Common Stock issued upon exercise of any options or warrants held by any Mehta Holder).

            (b) After the expiration of the Lock-Up Period (including any extension of the Lock-up Period pursuant to Section 4(b) hereof), the restrictions set forth in Section 3(a) hereof shall terminate and each Mehta Holder shall be permitted to transfer all remaining shares of the Mehta Stock in accordance with Rule 144 (including applicable volume limitations) or other applicable federal and state securities laws. The Company represents and warrants that on the date hereof, so long as each Mehta Holder complies with the provisions of Rule 144 (including applicable volume limitations) or another applicable exemption from registration under the Securities Act of 1933 (the "Securities Act"), as amended, in connection with the sale of his shares of Common Stock, the Company knows of no reason why such holders should be prevented from selling or transferring its, his or her respective shares after the expiration of the Lock-Up Period.

      4. Option To Extend Proposed Closing Date.

            (a) If the Closing does not occur on or before the Proposed Closing Date or if less than all Mehta Stock is purchased at the Closing on or before the Proposed Closing Date, the Company shall pay Mehta $20,000 (i) by wire transfer of immediately available funds to the Mehta Account and/or (ii) delivery of a certified check, on or before 10:30 A.M. on the next succeeding trading day after the Proposed Closing Date.

            (b) The Company and/or any its designees may (but shall not be obligated to) request an extension of the Proposed Closing Date. Such extension shall be conditioned upon (x) the consent of Mehta to such extension and (y) the payment to Mehta by the Company of $2,500 (each, an "Extension Payment") for each trading day the Proposed Closing Date is extended (each, an "Extension Day"), payable by (i) wire transfer of immediately available funds to the Mehta Account or (ii) delivery of a certified check. Upon Mehta's consent and the payment to Mehta of an Extension Payment, the Lock-up Period shall be extended by one trading day. If at any time after the Proposed Closing Date the Company fails to pay to Mehta $2,500 per trading day per extension or Mehta has not receive any such payment with respect to any Extension Day by 10:30 A.M. on the next succeeding trading day or if Mehta refuses to provide his consent, the Lock-up Period shall immediately terminate and the Mehta Holders shall no longer be subject to the restrictions set forth in Section 3(a) hereof.

      5. Adjustment to Options.

            (a) The Company and Mehta agree that the fully vested options to purchase 100,000 shares of Common Stock, granted to Mehta on March 31, 2000, at an exercise price of $10.00 per share shall be cancelled in their entirety with no further action by either party.

            (b) The Company and Mehta agree that (i) the expiration date of the remainder of the options to purchase shares of Common Stock held by Mehta and as more fully described on Exhibit D attached hereto shall be extended from June 13, 2005 to December 31, 2007 and (ii) the exercise price of the options to purchase 70,000 shares of Common Stock granted to Mehta on March 31, 2000, and the options to purchase 100,000 shares of Common Stock granted to Mehta on March 31, 2000 shall be reduced from $10.00 per share to $2.34 per share. Upon surrender by Mehta to the Company of all existing option agreements evidencing the Mehta Options, the Company shall provide to Mehta a replacement option agreement covering all Mehta Options (other than the options exercisable 100,000 shares of Common Stock cancelled pursuant to Section 5(a) above).

      6. Amendment to Settlement Agreement

            (a) Section 1(d)(iv) of the Settlement Agreement shall be deleted in it entirety and is replaced with the following:

      "If within one hundred and eighty (180) days prior to the expiration of the Mehta Options, the Registrable Securities have not been registered pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission, and pursuant to which Mehta can sell his shares of Elite Common Stock (whether or not Mehta in fact sells any Registrable Securities), Elite shall extend the expiration date of the Mehta Options by additional one hundred and eighty (180) day increments until such registration occurs. If, at the time of the effectiveness of a registration statement pursuant to which Mehta can sell his shares of Elite Common Stock (whether or not Mehta in fact sells any Registrable Securities), the Mehta Options are to expire less than one hundred and eighty (180) days after the effectiveness of such registration statement, Elite will extend the expiration of the Mehta Options such that they shall expire at least one hundred and eighty (180) days after the effectiveness of such registration statement (an "Option Extension"); provided that an Option Extension shall not apply to any Mehta Options as to which (i) the Company shall have offered to have included in a registration statement to be filed by the Company the shares of Common Stock for which such Mehta Options may be exercised and (ii) such inclusion is refused or denied by Mehta (or the then holder of such options). Notwithstanding the foregoing proviso, (i) Mehta shall not be obligated to include any shares of Common Stock into which any Mehta Option shall be exercisable if the registration as to which inclusion is sought would require Mehta to agree to be bound by an underwriters agreement which would in any way affect the ability of Mehta to sell such Common Stock or incur any liabilities or additional costs and (ii) Mehta's right to exercise piggy-back registration rights as to any shares of Common Stock issued to Mehta upon exercise of any Mehta Options prior to expiration of such options shall continue in full force and effect as set forth in the Settlement Agreement.

      7 Miscellaneous.

            (a) Binding Agreement. This Agreement shall be binding upon each of the parties hereto, and upon their respective present or former directors, partners, principals, officers, employees, agents, trustees, attorneys, insurers and reinsurers, parents, subsidiaries, affiliates, divisions, managers, representatives, predecessors or successors, partnerships or corporations and their respective heirs, administrators, successors and assigns.

            (b) Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement

            (c) No Waiver. Except as otherwise expressly provided, the obligations of parties under this Agreement may be waived only in a writing signed by each of the parties hereto.

            (d) Entire Agreement; Amendments. This Agreement, together with the Settlement Agreement, constitute the entire agreement of the Parties with respect to the subject matter hereof. No modification, amendment, waiver or termination of this Agreement, in whole or in part, shall be valid or binding unless in a writing signed by each of the parties hereto.

            (e) Notices. All notices, payments and other communications set forth in this Agreement are to be deemed duly given if sent by mail, registered or certified (return receipt requested), or sent by same-day or overnight commercial service to the applicable party at the following address (or such other address for a party as may be specified by like notice):

                  If to any Mehta Holder:

                        Dr. Atul M. Mehta, Ph.D.
                        76 Walsh Drive
                        Mahwah, NJ 07430
                        Facsimile: 201-760-1511

                  with a copy to:

                        KMZ Rosenman
                        575 Madison Ave.
                        New York, New York 10022-2585
                        Facsimile: 212-894-5505
                        Attention: Howard S. Jacobs, Esq.

                  If to the Company:

                        Elite Pharmaceuticals, Inc.
                        165 Ludlow Avenue
                        Northvale, NJ 07647
                        Facsimile: 201-750-2755
                        Attention: Mr. Bernard Berk, Chief Executive Officer

                  with a copy to:

                        Reitler Brown & Rosenblatt LLC
                        800 Third Avenue, 21st Floor
                        New York, New York 10022
                        Facsimile: (212) 371-5500
                        Attention: Scott H. Rosenblatt, Esq.

            (f) Further Assurances. The parties agree to execute all documents and to do all things necessary to effectuate the terms of this Agreement.

            (g) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW JERSEY (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISIONS) AS IT EXISTS ON THE DATE HEREOF.

            (h) CONSENT TO JURISDICTION. IN CONNECTION WITH ANY LITIGATION OUT OF OR RELATING OT THE SUBJECT MATTER OF THIS AGREEMENT, EACH OF THE PARTIES HERETO (A) IRREVOCABLY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF HONORABLE SYBIL R. MOSES, A.J.S.C. OR, IF SHE DECLINES TO ACCEPT SUCH JURISDICTION, THE STATE AND FEDERAL COURTS LOCATED IN NEW JERSEY, AND (B) AGREES THAT SERVICE OF PROCESS MAY BE EFFECTED, IN ADDITION TO ANY OTHER MEANS PERMITTED BY THE APPLICABLE RULES OF COURT, BY MAILING SUCH PROCESS CERTIFIED MAIL, RETURN RECEIPT REQUESTED OR BY REUPTABLE OVERNIGHT COURIER PROVIDED A RECEIPT AGAINST DELIVERY AT THEIR RESPECTIVE ADDRESSES SET FORTH ABOVE.

            (i) Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

            (j) Construction. This Agreement is not intended and shall not be deemed nor construed to amend the Settlement Agreement except as specifically provided in this Agreement, and the inclusion of some, but not all, of the terms of the Settlement Agreement in this Agreement shall in no way diminish any of the Parties' right to rely on and enforce such terms and rights set forth in the Settlement Agreement.

            (k) No Waiver of Rights under Settlement Agreement. The execution and performance of this Agreement shall not be deemed nor construed as a waiver of any rights of any of the Parties under the Settlement Agreement, with the limited and sole exception of those rights which have been specifically modified as a result of this Agreement.

      In Witness Whereof, the undersigned have executed this Agreement as of October 7, 2004


                                        ELITE PHARMACEUTICALS, INC.

                                        By: /s/ BERNARD BERK
                                            ------------------------------------
                                            Name:  Bernard Berk
                                            Title: President and
                                                   Chief Executive Officer


                                        /s/ ATUL M. MEHTA
                                        ----------------------------------------
                                        ATUL MEHTA


                                        /s/ ASHA MEHTA
                                        ----------------------------------------
                                        ASHA MEHTA


                                        /s/ ATUL MEHTA c/f Anand Mehta
                                        ----------------------------------------
                                        ANAND MEHTA


                                        /s/ AMAR MEHTA
                                        ----------------------------------------
                                        AMAR MEHTA


                                        MEHTA PARTNERS LP

                                        By: /s/ ATUL M. MEHTA
                                            ------------------------------------
                                            Name:  Atul M. Mehta
                                            Title: General Partner

                                    Exhibit A

                           Form of Purchase Agreement

          STOCK PURCHASE AGREEMENT, dated as of October __, 2004, by and between [name of Mehta Holder] ("Seller") and the undersigned purchaser ("Purchaser").
          ----------------------------------------------------------

                             INTRODUCTION

      Seller is a shareholder of Elite Pharmaceuticals, Inc. ("Elite"), a Delaware corporation;

      Purchaser desires to purchase shares of common stock in Elite from the Seller on the terms and conditions hereinafter set forth;

      In consideration of the promise and mutual agreements contained herein, the parties agree as follows:

                                    AGREEMENT

                         ARTICLE I - SALE OF SECURITIES

      1.1 In consideration of the purchase price provided in Article 1.2 hereof, Seller agrees to (i) sell, transfer, convey and assign to the Purchaser [_________] shares of common stock of Elite ("Shares") free and clear of all claims, liens, encumbrances, charges, pledges and/or security interests of any kind and (ii) deliver to Purchaser certificates representing all the Shares duly endorsed in blank or accompanied by duly executed stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if applicable, affixed.

      1.2 In consideration for the Shares, the Purchaser shall pay to Seller $[_________], which represents a purchase price of $1.25 per share, by wire transfer or certified check.

      1.3 The parties agree that the closing of the transactions contemplated in this Agreement, including the delivery of the Shares and the payment of the consideration, shall occur on or prior to October 18, 2004.

      ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE SELLER

      2. Seller represents and warrants to Purchaser as follows:

      2.1 This Agreement constitutes the legal, valid and binding obligations of Seller and is enforceable against him in accordance with the terms hereof.

      2.2 Seller owns the Shares free and clear of all liens, claims, encumbrances, additional sales agreements, pledges, charges and/or security interests of any kind.

      2.3 Seller has not issued any options or any other rights in favor of any third party whatsoever with respect to the Shares other than to Purchaser.

          ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      3. Purchaser represents and warrants to Seller as follows:

      3.1 Purchaser has all the requisite power and authority to execute, deliver and perform this Agreement. This Agreement constitutes the legal, valid and binding obligations of Purchaser and is enforceable against him in accordance with the terms hereof.

      3.2 Purchaser understands that an investment in the Shares is extremely speculative with a high degree of risk of loss which may result in the loss of the Purchaser's entire investment, and there are substantial restrictions to the transferability of the Shares.

      3.3 Purchaser is able to (a) bear the economic risk of this investment,
(b) hold the Shares, and (c) can presently afford a complete loss of this investment.

      3.4 Purchaser has adequate means of providing for current needs and personal contingencies and has no need for liquidity in this investment. Purchaser further represents that his overall commitment to investments which are not marketable are not disproportionate to his net worth and the investment in the Shares will not cause such commitment to become excessive.

      3.5 Purchaser has such knowledge and expertise in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Shares and of making an informed investment decision.

      3.6 Purchaser is acquiring the Shares for his own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended ("Securities Act"). Purchaser hereby acknowledges and agrees that the Shares have not been registered under the Securities Act or under any state securities or "blue sky" laws and may not be sold, transferred or otherwise disposed of except in compliance with the provisions of the Securities Act and the rules and regulations promulgated thereunder and such state securities or "blue sky" laws. Accordingly, the Shares will contain the following legend:

            THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SEURITIES ACT. THE SECURITITES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, TRANSFERRED, MADE SUBJECT TO A SECURITY INTEREST, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT, OR AN OPINION OF COUNSEL FOR THE COMPANY IS RECEIVED THAT REGISTRATION IS NOT REQUIRED UNDER SUCH SECURITIES ACT.

      3.7 Purchaser acknowledges that the earliest date that the Share may be available for sale in accordance with Rule 144, promulgated by the Securities and Exchange Commission under the Securities Act, will be one year from the date that the Shares are transferred to the Purchaser hereunder. Purchaser understands that Rule 144 will only be available to the Purchaser upon satisfaction of certain conditions set forth in the Securities Act and in applicable rules and regulations of the Securities and Exchange Commission. Purchaser further understands that Seller is an "affiliate" of the issuer and that the extent and duration of restrictions upon disposition of the Shares may be greater as a result thereof.

      3.8 Purchaser agrees that he will not, under any circumstances, sell the Shares in violation of any applicable law or regulation promulgated under the laws of the United States or any state or jurisdiction. Purchaser acknowledges that, from time to time and under various circumstances, such laws may restrict the disposition of Purchaser's Shares or impose conditions upon such disposition.

      3.9 Purchaser is an "accredited investor" as defined in Regulation D of the Securities Act.

                      ARTICLE IV - MISCELLANEOUS PROVISIONS

      4.1 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. The representations, warranties, covenants and agreements set forth in this Agreement constitute all of the representations, warranties, covenants and agreements of the parties hereto and upon which the parties have relied and except as may be specifically provided herein. No change, modifications, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

      4.2 Survival of Covenants, Etc. All warranties, representations and covenants set forth herein shall survive the execution of this Agreement.

      4.3 Notices. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if sent by Federal Express delivery or by certified or registered mail, return receipt requested and postage prepaid or hand delivered as follows:

            If to Purchaser: to the address listed
                             under the Purchaser's
                             signature on the signature
                             page attached hereto

            If to Seller:    c/o Dr. Atul Mehta
                             76 Walsh Drive
                             Mahwah, NJ 07430

      4.4 Waiver. No waiver of any provision hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

      4.5 Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New York applicable to contracts to be performed entirely within that State. Any dispute in any way related to the subject matter of this Agreement shall be litigated exclusively within the State of New Jersey and all parties hereto, consent to the jurisdiction of the State and/or United States Federal District Courts of New Jersey. Should any clause, section or part of this Agreement be held or declared to be void or illegal for any reason, all other clauses, sections or parts of this Agreement which can be affected without such illegal clause, section or part shall nevertheless continue in full force and effect.

      4.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns or heirs and personal representatives.

      4.7 Captions. The headings, captions or titles of paragraphs under sections or subsections of this Agreement are for convenience and reference only and do not in any way modify, interpret or construe the intent of the parties or effect any of the provisions of this Agreement.

      4.8 Time Periods. Any time period provided for herein which shall end or expire on a Saturday, Sunday, or legal holiday shall be deemed extended to the next full business day thereafter.

      4.9 Counterparts. This Agreement may be executed by fax transmission and in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Agreement.

      4.10 Confidentiality. Neither this Agreement nor any Memorandum of this Agreement shall be recorded amongst the Public Records of any State or County. The parties hereto agree to keep this Agreement confidential, as well as any information or document obtained by either party in connection with this transaction, except to the extent disclosure is required to or by any government agency or regulatory or quasi-regulatory body.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on the date and year first above written.


                                        SELLER:


                                        ----------------------------------------
                                        Name:


                                        PURCHASER (non-individual):


                                        ----------------------------------------
                                        Name of Purchaser


                                        by:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        PURCHASER (individual):


                                        ----------------------------------------
                                        Name:

                                        PURCHASER'S ADDRESS:

                                        ----------------------------------------

                                        ----------------------------------------

                                        ----------------------------------------

                                        ----------------------------------------